Exhibit 5.1

[Letterhead of Kirkpatrick & Lockhart Nicholson Graham LLP]

September 30, 2005

Impac	Mortgage Holdings, Inc.

1401 Dove Street

Newport Beach, California 92660

Re:	Impac Mortgage Holdings, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), in connection with the public offering by the Company of up to 7,500,000 shares of the Company’s Common Stock, $.01 par value per share (the “Shares”), pursuant to a registration statement on Form S-3, as amended, (Registration No. 333-121562) (the “Registration Statement”) of the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated September 7, 2005 constituting part of the Registration Statement (the “Prospectus”) and the prospectus supplement thereto dated September 30, 2005 (the “Prospectus Supplement”), each filed under the Securities Act. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus Supplement, the Company’s Charter and Bylaws, each as amended, resolutions dated September 27, 2004 of the Board of Directors of the Company and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and on the originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records, and other documents. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the provisions of the Maryland General Corporation Law, including the applicable provisions of the Constitution of Maryland and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement and Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to that certain Form 8-K, dated September 30, 2005 and to its incorporation by reference into the Registration Statement. We also consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving the foregoing consents we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP